Exhibit 99.1

Investor Relations Contact:

Karen Fisher

DivX, Inc.

858-882-6415

kfisher@divxcorp.com

Media Contact:

Tom Huntington

DivX, Inc.

858-882-0672

thuntington@divxcorp.com

DivX Revises 2008 Guidance; Files Lawsuit Against Yahoo! for

Intentional Breach of Contract

Yahoo! Informs Company of Intention to Cease Required

Payments Under Advertising Services Agreement

San Diego, CA—November 17, 2008—DivX, Inc. (NASDAQ:DIVX), a digital media company, today announced a revision to its revenue and earnings estimates for the fiscal year ending December 31, 2008, following notification from a major advertising customer, Yahoo!, Inc. that it intends to breach the two-year advertising services agreement announced in September 2007 between the two companies and discontinue making payments required under the agreement.

As a result, DivX has filed a lawsuit in California Superior Court in Santa Clara County seeking damages from Yahoo! and specific performance under the agreement.

“Yahoo!’s decision to breach is unjustified given DivX’s fulfillment of its obligations under the agreement,” said Kevin Hell, Chief Executive Officer for DivX. “The Company will aggressively pursue legal action to ensure that Yahoo! honors its obligations under this agreement.”

The Company anticipates that its revenues for 2008 will range from $90 million to $92 million as compared to its previous estimates of $95 million to $97 million. In addition, the Company anticipates its non-GAAP EPS for 2008 will range from $0.49 to $0.51 as compared with its previous estimates of $0.58 to $0.60. Media and other distribution services are now expected to be 15% to 20% of total revenues for fiscal year 2008 as compared to the previously announced range of 15% to 25%.

“Absent further developments, we believe this action by Yahoo! will impact the fourth quarter of 2008, as well as fiscal year 2009, since the Yahoo! agreement terminates by its terms on December 31, 2009,” said Dan Halvorson, Executive Vice President and Chief Financial Officer.

Revised Full Year 2008 Earnings Guidance

	Updated FY ‘08 Guidance	FY ‘08 Guidance (Provided on October 30, 2008)
Revenue (in millions)	$90 - $92	$95 - $97

GAAP earnings per share, diluted	$0.20 - $0.22	$0.29 - $0.31

Adjustments:

Non-cash share-based compensation expense, net of income taxes	$0.16	$0.16

Stage6 related expenses, net of income taxes	$0.06	$0.06

Impairment of intangible asset, net of income taxes	$0.03	$0.03

Amortization of purchased intangibles, net of income taxes	$0.04	$0.04

FX (gain) / loss on Euro-based intercompany loan, net of income taxes	$0.00*	$0.00*

Non-GAAP earnings per share, diluted	$0.49 - $0.51	$0.58 -$0.60

*	No further impact is assumed for Euro FX fluctuation at this time.

“We believe the current economic environment will continue to be challenging, but we plan to operate our business in a disciplined manner, while maintaining tight control of expenses,” said Kevin Hell. “We are focused on continuing to drive our core licensing business, and will diligently pursue alternatives to replace the Yahoo! deal and continue to grow our software distribution business.”

Conference Call and Audio Webcast

DivX management will host a conference call and simultaneous audio webcast to discuss today’s announcements at 2:00 p.m. Pacific Time or 5:00 p.m. Eastern Time. To participate in the call, please dial 877-723-9509 or outside the U.S. 719-325-4802 to access the call at least five minutes prior to the start time. A live audio webcast will be available on the Events and Presentations page at http://investors.divx.com.

In addition, an audio replay of the call will be available between 8:00 p.m. Eastern Time November 17, 2008 and Midnight, Eastern Time November 21, 2008 by calling 888-203-1112 or 719-457-0820, with passcode 8537714.

About DivX, Inc.

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment — the PC, the television and mobile devices. Over 100 million DivX Certified devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, the top-line growth and earnings potential of the core DivX business, the Company’s position in the digital media space, plans for expanding the Company’s core licensing business, expectations for DivX Connected, plans for extending the Company’s content licensing partnerships, the Company’s ability to recover damages and/or replace lost revenues as a result of Yahoo!’s breach of the advertising services agreement, and anticipated financial results for the full years 2008 and 2009. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; the risk that the Company may not recover damages and/or replace lost revenues as a result Yahoo!’s breach of the advertising services agreement; the risk that the Company’s financial performance for the full years 2008 and 2009 may not meet expectations; risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors’ section of DivX’s most recent reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, other than as required under applicable securities laws.

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